Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-117022 and 333-127857) and Form S-8 (No. 333-126551) of ADVENTRX Pharmaceuticals, Inc. of our reports dated March 10, 2006 with respect to our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiary as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and the effectiveness of ADVENTRX Pharmaceuticals, Inc and Subsidiary’s internal control over financial reporting as of December 31, 2005, which reports appear in this annual report on Form 10-K for the year ended December 31, 2005.
/s/ J.H. Cohn LLP
San Diego, California
March 10, 2006